Exhibit 99.1

KEANE

NEWS RELEASE

Contact:	Larry Vale Keane Investor Relations (617) 241-9200 x1290

Albie Jarvis Porter Novelli (617) 450-4300

KEANE COMPLETES SALE OF 2% CONVERTIBLE

SUBORDINATED DEBENTURES

BOSTON — June 18, 2003—Keane, Inc. (Amex: KEA) today announced that it has completed its sale of $125 million aggregate principal amount of its 2% Convertible Subordinated Debentures due 2013 in a previously announced private placement pursuant to Rule 144A under the Securities Act of 1933, as amended.

In addition, Keane has granted the initial purchasers of the debentures the option to purchase up to an additional $25 million aggregate principal amount of debentures. Keane has also purchased, concurrently with the offering, approximately 3 million shares of its common stock sold short by purchasers of the debentures for a purchase price of approximately $37.3 million in negotiated transactions.

“This offering was part of our ongoing effort to strengthen Keane’s financial position, and greatly enhances Keane’s flexibility during a time of great change in the IT services industry,” explained John Leahy, Keane’s senior vice president of finance and CFO.

“One of the attractive features of the offering was the contingent conversion. Under these terms, Keane’s common stock must reach a price of at least $22.02 per share or meet other specific conditions to trigger the right for holders to convert the debentures into Keane shares,” Leahy continued. “Until this occurs, these shares are not included in the earnings per share computation. Thus, Keane immediately has access to funds at a very low interest rate while deferring any dilutive impact of a potentially increased share count.”

The debentures were offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The debentures have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Keane:

Keane, Inc. (AMEX: KEA), one of the world’s great information technology services firms, helps clients Plan, Build, Manage, and Rationalize application software portfolios. Keane builds long-term relationships with customers by providing a broad range of service offerings developed to optimize portfolios of applications throughout their useful life. Specifically, Keane focuses on three highly synergistic service offerings: Business Consulting, Application Development and Integration, and Application Development and Management Outsourcing, the Company’s flagship service offering. As part of its Build services, Keane also provides a full line of proprietary healthcare information systems. Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via Advanced Development Centers (ADCs) in the United States, Canada, and India. Information on Keane is available on the Internet at www.keane.com.